Exhibit 99.01

October 11, 2001

XCEL ENERGY
INVESTOR RELATIONS RELEASE

Xcel Energy Raises Third Quarter Earnings Outlook and
Reaffirms Annual Guidance

In conjunction with NRG Energy’s third quarter earnings release, Xcel Energy raised its expectation for the range of third quarter earnings to 75 to 80 cents per share, up from a prior outlook of 70 to 75 cents per share.

The guidance for annual earnings from ongoing operations remains unchanged at $2.30 per share after reflecting rescheduled power plant maintenance outages that were deferred earlier in the year to take advantage of market conditions.

Xcel Energy will release its third quarter earnings on October 24 and will hold a conference call at 1:30 PM Central Time.